RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed

Preliminary Terms Supplement
Subject to Completion:
Dated July 11, 2013

Pricing Supplement Dated July __, 2013 to the Product Prospectus
Supplement ERN-EI-1, Prospectus Supplement, and Prospectus,
Each Dated January 28, 2011
$ __________ Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Enhanced Return Notes (the “Notes”) linked to the performance of the MSCI EAFE Index (the “Reference Asset”).

The CUSIP number for the Notes is 78008S5U6. The Notes provide a 200% leveraged return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of [124.00%-127.00%] of the principal amount of the Notes (to be determined on the Pricing Date). The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for each 1% decrease from the Initial Level to the Final Level.  Any payments on the Notes are subject to our credit risk.

Issue Date: July 24, 2013 (subject to change).

Maturity Date: January 23, 2015 (subject to change).

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 28, 2011, and “Selected Risk Considerations” on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $5.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $5.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $5.00 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $12.00 per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	MSCI EAFE Index

Bloomberg Ticker:	MXEA

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	July 19, 2013 (subject to change)

Issue Date:	July 24, 2013 (subject to change)

CUSIP:	78008S5U6

Valuation Date:	January 20, 2015 (subject to change)

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.    Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
2.    Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is negative, then the investor will receive a cash payment equal to: Principal Amount + [Principal Amount x Percentage Change]

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:

Final Level-Initial Level
Initial Level

Initial Level:	The closing level of the Reference Asset on the Pricing Date.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Leverage Factor:	200% (subject to the Maximum Redemption Amount)

Maximum Redemption Amount:	[124.00%-127.00%] multiplied by the principal amount (to be determined on the Pricing Date)

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

Maturity Date:	January 23, 2015 (subject to change). The Maturity Date is subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 28, 2011.

Term:	Approximately eighteen (18) months

Principal at Risk:	The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 28, 2011, as modified by this terms supplement.

The Pricing Date, Settlement Date, Valuation Date and Maturity Date for the Notes are subject to change and will be set forth in the final pricing supplement.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 28, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-EI-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000380/m22111424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume a Leverage Factor of 200%, a Maximum Redemption Amount of 125.50% of the principal amount (the midpoint of the Maximum Redemption Amount range of 124.00% to 127.00% of the principal amount), and that a holder purchased Notes with an aggregate principal amount of $1,000, and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5% x 200%) = $1,000 + $100.00 = $1,100.00

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,100.00, a 10.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	20%

	Payment at Maturity:	$1,000 + ($1,000 x 20% x 200%) = $1,000 + $400.00 = $1,400.00 however, the Maximum Redemption Amount is $1,255.00

	On a $1,000 investment, a 20% Percentage Change results in a Payment at Maturity of $1,255.00, a 25.50% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative.

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + [$1,000 x -30%] = $1,000-$300.00 = $700.00

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $700.00, an -30% return on the Notes.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Reference Asset.  You will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

•
Market Disruption Events and Adjustments – The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). MSCI, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of MSCI discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.

The Reference Asset is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The Reference Asset is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The Reference Asset is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of June 28, 2013, the Reference Asset consisted of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of June 28, 2013, the top five country weights were as follows:

Country	Weight
Japan	22.56%
United Kingdom	21.66%
France	9.43%
Switzerland	9.19%
Germany	8.65%

The Reference Asset is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. As of June 28, 2013, the companies included in the Reference Asset were divided into ten industry sectors. The table below indicates the ten sector weightings of the Reference Asset:

Sector	Weight
Financials	25.02%
Industrials	12.48%
Consumer Staples	11.80%
Consumer Discretionary	11.71%
Health Care	10.49%
Materials	7.98%
Energy	6.96%
Telecommunication Services	5.20%
Information Technology	4.57%
Utilities	3.79%

The Reference Asset is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Reference Asset or any successor to the Reference Asset.

License Agreement

We have entered into a non-exclusive license agreement with MSCI providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the Reference Asset in connection with securities, including the Notes. The Reference Asset is owned and published by MSCI.

The license agreement between MSCI and us provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes or the ability of the Reference Asset to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the Reference Asset, which is determined, composed and calculated by MSCI without regard to the Notes or to us. MSCI has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the Reference Asset. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of the Notes or in the determination or calculation of the equation by which the Notes are redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Notes in connection with the administration, marketing or trading of the Notes.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE REFERENCE ASSET FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE REFERENCE ASSET OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REFERENCE ASSET OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE REFERNCE ASSET AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE REFERNECE ASSET OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trade mark or service mark rights to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

Historical Information

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2010, 2011 and 2012, the first and second calendar quarters of 2013, and for the period from July 1, 2013 through July 10, 2013.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset
1/1/2010	3/31/2010	1,648.76	1,439.65	1,584.28
4/1/2010	6/30/2010	1,639.39	1,292.02	1,348.11
7/1/2010	9/30/2010	1,585.75	1,321.97	1,561.01
10/1/2010	12/31/2010	1,689.02	1,527.28	1,658.30

1/1/2011	3/31/2011	1,765.83	1,570.69	1,702.55
4/1/2011	6/30/2011	1,811.64	1,615.84	1,708.08
7/1/2011	9/30/2011	1,730.96	1,304.82	1,373.33
10/1/2011	12/31/2011	1,570.47	1,292.78	1,412.55

1/01/2012	3/31/2012	1,592.59	1,402.15	1,553.46
4/1/2012	6/30/2012	1,573.91	1,299.96	1,423.38
7/1/2012	9/28/2012	1,574.40	1,356.58	1,510.76
10/1/2012	12/31/2012	1,623.07	1,466.88	1,604.00

1/1/2013	3/28/2013	1,713.97	1,603.67	1,674.60
4/1/2013	6/28/2013	1,795.53	1,653.93	1,638.94
7/1/2013	7/10/2013	1,683.24	1,630.65	1,683.24

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Enhanced Return Notes Linked to the MSCI EAFE Index, Due January 23, 2015

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about July 24, 2013, subject to change, which is the third (3rd) business day following the anticipated Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Dividend Equivalent. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”   Pursuant to the final regulations, withholding requirements with respect to payments made on the Notes will generally begin no earlier than January 1, 2014, and the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Account holders subject to information reporting requirements pursuant to the legislation may include holders of the Notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

RBC Capital Markets, LLC